SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
 Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:




                                World Funds Trust
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                                      Name


                       8730 Stony Point Parkway, Suite 205

                               Richmond, VA 23235
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   Address of Principal Business Offices (No. & Street, City, State, Zip Code)



                                 (804)- 267-7400
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                     Telephone Number (including area code)




                                Thomas R. Westle
                                 Blank Rome LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
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                Name and address of agent for service of process


                             Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                       Yes   X                   No
                           ----                     ----

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the City of Richmond and State of Virginia on the 17th day of January 2008.



                           Signature:       World Funds Trust



                           BY:              /s/ Franklin A. Trice, III
                                            --------------------
                                            Franklin A. Trice, III
                                            Chairman



Attest:    /s/ Karen Shupe
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           Karen Shupe
           Secretary